UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 14, 2020

ANIXA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-11254	11-2622630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3150 Almaden Expressway, Suite 250 San Jose, CA	95118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (408) 708-9808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

            Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ANIX	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01         Entry into a Material Definitive Agreement.

On April 14, 2020, Anixa Biosciences, Inc. (the “Company”) entered into a collaboration agreement (the “Agreement”) with OntoChem GmbH (“OntoChem”) for the purpose of discovering and ultimately developing anti-viral drug candidates for Covid-19. Based upon criteria developed by the Company in collaboration with OntoChem, the parties have developed a research plan pursuant to which OntoChem will utilize advanced computational methods, machine learning and molecular modeling techniques to perform in silico screening of over 1.2 billion compounds in OntoChem’s chemistry and gene ontology database (including publicly available compounds and OntoChem’s proprietary libraries) to evaluate if any of these compounds could disrupt one of two key enzymes of Covid-19. Upon completion of this screening process, the Company will have the right to select up to a certain number of compounds that meet the prescribed criteria and the Company will have sole authority and control for the further development, manufacture, and commercialization of such compounds and any product candidates or products incorporating such compounds (the parties have agreed that OntoChem will not use or disclose to any third party any compounds that meet the criteria but are not selected by the Company for a negotiated period of time after the Company selection date and the Company will have a right of first negotiation if OntoChem discovers any applicable use of such rejected compounds during that time period).

The Company will own all inventions related to any of the selected compounds (other than intellectual property that was previously developed by OntoChem related to such compounds) unless the Company terminates its rights with respect to such compound or the Company’s rights to such compound are otherwise terminated in accordance with the Agreement. OntoChem has further agreed to grant the Company a license to use all of its intellectual property related to the compounds that the Company selects.

As consideration, the Company will pay to OntoChem a fixed payment of 100,002 Euros (payable in installments) and will reimburse OntoChem for its out of pocket expenses in connection with the collaboration, including an estimated 110,000 Euros for medicinal chemistry and compound synthesis. To the extent that the Company desires to engage in any additional screening, synthesis or biological testing of any compounds, the parties have agreed to negotiate the fees at a later time. The Company will further pay to OntoChem an annual fee of 10,000 U.S. Dollars for each compound that is selected (along with its variants) which such payments will be made until a negotiated end date unless sooner terminated in accordance with the Agreement. The Company has also agreed to make a single milestone payment of 300,000 U.S. Dollars after the dosing of the first patient in the first human clinical trial for the first product incorporating a compound. There shall be no royalties or additional milestone payments due for the continued development and commercialization of any compounds discovered under this collaboration.

The Agreement will remain in effect until the completion of the research program unless sooner terminated by Anixa by written notice or by either party for cause. The Company’s rights with respect to each compound will remain in full force and effect unless or until the Company provides written notice of a termination of the compound or if there has not been a patient dosed in a human clinical trial incorporating such compound by a negotiated upon date. If the Company’s rights with respect to a compound are terminated, the Company will assign to OntoChem any intellectual property related to such terminated compound and the Company will not have any further rights or any further payment obligations with respect to such compound.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 20, 2020
ANIXA BIOSCIENCES, INC.

	By:	/s/ Amit Kumar
Name: Dr. Amit Kumar
Title: President and Chief Executive Officer

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